Exhibit 10.15

November 21 2016

Becky Sheehan

Dear Becky:

We are delighted to extend to you the following offer to join Cars.com (the “Company”) as our new Chief Financial Officer. We are confident that your contributions to our team will help us accomplish great things as we continue to grow our position as a premier company in the Internet advertising industry. It is expected that the Company will be spun off from TEGNA and become a separate publicly traded company in 2017 (the “Spinoff”).

In your position as Chief Financial Officer you will report to me and be a member of the senior leadership team, Team One.

In your role as Chief Financial Officer your annual base salary will be $500,000, and you will be eligible for a 2017 annual performance bonus targeted at $500,000 (~ 100% of base) under our Short Term Incentive Plan (STIP). You are eligible to receive the full targeted award for 2017 based on both the company and individual performance metrics, as well as your continued employment with the Company through the time of payment, typically in the first quarter of the following year.

Cars.com will issue to you a one-time payment in the gross amount of $250,000 (“Special Bonus”) as soon as practical after your first day worked. In the event that you either voluntarily terminate employment with Cars.com or you are terminated for cause within 12 months of your employment beginning, you will be required to repay the Special Bonus amount to Cars.com within 20 days of your termination date. Notwithstanding the foregoing, you will not be required to repay the Special Bonus if your voluntary termination is because (i) the Spinoff is not consummated prior to September 30, 2017, or (ii) there is a public announcement by TEGNA of its intention not to consummate the Spinoff. You agree to provide thirty days’ written notice to the Company if you choose to voluntarily terminate your employment under the preceding sentence.

You will participate in a long-term incentive plan with an overall annual award with a target value of $1,000,000. Following your start date in January 2017, the 2017 award will be made in TEGNA Restricted Stock Units (RSUs) which vest over four years and are subject to the terms of the award agreement and the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as amended. This award will be converted at Spinoff to Cars.com RSUs using the concentration method. After the Spinoff, the Cars.com Board of Directors will approve the design of its long-term incentive plan.

In addition, you will receive an initial one-time award with a target value of $1,100,000 following your start date in January 2017 made in TEGNA Restricted Stock Units (RSUs) (the “Special Award”) which vest over four years and are subject to the terms of the award agreement and the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as amended. This award will be converted at Spinoff to Cars.com RSUs using the concentration method.

These long-term incentive awards are generally granted effective the first day of each year. Accordingly, your initial awards are to be granted effective January 1, 2017, or, if later, your first day of employment. Your initial awards are subject to the approval of the Executive Compensation Committee of the Board of TEGNA. Assuming the Spinoff is completed in 2017, subsequent awards will be subject to the approval of the Executive Compensation Committee of the Board of Cars.com.

Please note that the Company reserves the right to amend, alter or eliminate these incentive plans at any time and for any reason. The final value of your award is based on your performance and the guidelines in place at the time of the award, and your awards are always subject to change at the Company’s discretion. Jeff Newman, VP Total Rewards (703-854-6088) is available to discuss details of these plans.

The Company will establish stock ownership guidelines that will be communicated to you after the Spinoff.

On or subsequent to the Spinoff, the Company will adopt a change in control severance plan in substantially the form attached hereto as Exhibit A (the “Change in Control Severance Plan”). Subject to the terms of the Change in Control Severance Plan, you will have the opportunity to receive a severance benefit in the event of a change in control of the Company in an amount that is 1.0X base salary + bonus (bonus is defined as the average bonus you earned in the three preceding fiscal years). In the event a Change in Control occurs prior to the end of the 2017 fiscal year, your bonus for purposes of determining the applicable severance benefit will not be less than your target bonus for 2017.

On or subsequent to the Spinoff, the Company will adopt an executive severance plan in substantially the form attached hereto as Exhibit B (the “Executive Severance Plan”). Subject to the terms of the Executive Severance Plan, you will have the opportunity to receive a benefit in an amount that is 1.0X base salary.

In the event of a “Qualifying Termination” as defined in the Executive Severance Plan occurring prior to the Spinoff, the Company agrees to provide you with a severance benefit in an amount that is 1.0X base salary subject to the terms and conditions of the Executive Severance Plan which would apply if you were a participant in that Plan. Additionally, in the event of a “Qualifying Termination” as defined in the Executive Severance Plan occurring prior to the Spinoff, your Special Award shall vest upon your termination of employment in an amount such that you shall receive at least 75% of your Special Award.

You will also be eligible for four weeks of vacation and are able to participate in other benefit programs as a full-time employee once eligibility requirements are met. These include the Company’s 401(k) and health plans.

We anticipate a start date to be determined. Once that date is finalized, you will receive an email from Cars.com Onboarding containing a link with credentials to a website called SilkRoad Onboarding (Red Carpet). The site will welcome you further and guide you through the process of completing most of your new hire paperwork prior to your first day, including a requirement that you execute a Restrictive Covenant Agreement. Upon receipt of your log-in credentials, please access the site and begin working on your task list which can be found in the site’s left margin. That list will include instructions to upload your signed Acceptance Letter and Restrictive Covenant Agreement (both attached). Please do so at your earliest opportunity.

You are free to resign at any time, with or without cause. Similarly, your employment with the Company is “at will”, and the Company may terminate your employment at any time, with or without cause, so long as there is no violation of applicable federal or state law. Your right to participate in and receive benefits under the Company’s various benefits and compensation plans are subject to the terms of the plans. The Company reserves the right to amend or terminate its benefits and compensation plans at any time, and all compensation paid to you is subject to applicable taxes and withholding requirements.

We are confident that you will find your work here to be professionally rewarding and that you will play a vital role in contributing to our future success.

Regards,

/s/ Alex Vetter
Alex Vetter Chief Executive Officer Cars.com, LLC Enclosures

Acceptance

Signature:	/s/ Becky Sheehan	Date: 11/29/16

ACCEPTANCE LETTER

November 21, 2016

Dear Becky:

Welcome to Cars.com! This letter confirms your acceptance of employment with Cars.com as our new Chief Financial Officer, as described in your offer letter with a start date to be confirmed.

Please note that your employment with Cars.com is contingent upon the following:

•	Finalizing your start date.

•	Signing and uploading this Acceptance Letter and the attached Restrictive Covenant Agreement to the Red Carpet onboarding site (watch for an email with details) within three business days of the date in which your start date is finalized.

•	Completing Form I-9 in Red Carpet before your first day of employment and presenting appropriate I-9 documentation on your first day of employment.

•	Completed and acceptable background check and reference check results prior to your start date.

Employment with Cars.com is voluntarily entered into, and you are free to resign at will at any time, with or without cause. Similarly, Cars.com may terminate the employment relationship at will at any time, with or without cause, so long as there is no violation of applicable federal or state law.

We are incredibly excited to have you join our team. Please return your signed Acceptance Letter and signed Restrictive Covenant Agreement within three business days.

Regards,

/s/ Alex Vetter
Alex Vetter
Chief Executive Officer
Cars.com, LLC

Acknowledged and accepted:

Becky Sheehan
Signature	/s/ Becky Sheelan
Date	11/29/16